Exhibit 99.1

ERMENEGILDO ZEGNA GROUP, A LEADING GLOBAL LUXURY GROUP, TO BECOME A PUBLICLY TRADED COMPANY LISTED ON NYSE BY COMBINING WITH INVESTINDUSTRIAL ACQUISITION CORP.

•	Zegna Family to Retain Control with a Stake of approx. 62%; Merged Entity will have an Anticipated Initial Enterprise Value of $3.2 Billion

•	Group’s Vertical Integration and Made in Italy Luxury Textile, Clothing and Knitwear Platform Ensures Highest Levels of Excellence while Maintaining Heritage of Sustainability

•	Successful Acquisition of Iconic Thom Browne Brand Demonstrates Strength of Group’s M&A Strategy and Ability to Develop Brands

•	Partnership with Investindustrial to Support Zegna’s Continuing Growth Plans

July 19, 2021 MILAN, Italy—Ermenegildo Zegna Group (“Zegna”, “the Group”, or “the Company”), a world-renowned Italian luxury house, and Investindustrial Acquisition Corp. (“IIAC”), a special purpose acquisition corporation sponsored by investment subsidiaries of Investindustrial VII L.P., announced today a definitive business agreement that is expected to make Zegna a public company listed on the New York Stock Exchange later this year.

Zegna Group CEO Ermenegildo “Gildo” Zegna said: “Over 111 years ago, my grandfather and namesake founded Zegna with the belief that caring for both the natural environment and for people was the bedrock for creating the finest textiles and a successful brand. Since then, we have proudly followed in his footsteps to become one of Italy’s true luxury houses. Today’s announcement underscores the success of our strategy of continuously focusing on the Group’s brand equity while also continuing to build upon our heritage, our ethos of sustainability, and the unique craftsmanship that has made our name synonymous with quality and luxury around the world. The Zegna family will remain at the Company’s helm following the transaction’s completion, and we will continue to invest in creativity, innovation, talent, and technology in order to sustain Zegna’s leadership position in the global luxury market.”

Since its founding in 1910 by the Company’s namesake, Ermenegildo Zegna, the Group has evolved from a producer of textiles and menswear into a leading purveyor of luxury goods to clients around the globe. While the Zegna brand remains the Group’s flagship label and an emblem of Italian excellence, in 2018 Zegna acquired the majority stake in American luxury fashion brand Thom Browne. The brand’s growing success under Zegna’s ownership is yet another example of the Group’s ability to grow through acquisitions by creating prospects for integration and efficiency. Zegna’s management has capitalized on the unique strengths of Thom Browne, namely its consistency and name recognition, its younger customer base, its high digital penetration, and its iconic collections, doubling Thom Browne’s revenues since 2018 as a result.

Over the past years, Zegna has strengthened its one-of-a-kind Made in Italy luxury textile laboratory platform through the acquisition of Italian textile manufacturers. The platform is a key competitive advantage alongside the Group’s ready-to-wear and Made-to-Measure offerings. It is the provider of choice for some of the world’s most highly regarded luxury names while also supplying the finest materials to the Group’s own brands.

As of December 31, 2020, the Group has a presence in 80 countries through 296 directly operated stores, and this year, the Group expects annual sales to approach those of 2019. In 1991, Zegna was the first luxury menswear brand to open in China, and Greater China accounted for 35% of the Company’s apparel, accessories and textile revenues in 2019.

Also importantly, Zegna has expanded its leadership in the luxury leisurewear segment, growing this category from 38% of sales in 2016 to over 50% in 2021 YTD, all while maintaining its leadership position in the heritage formalwear segment. The Company has also successfully attracted a new generation of customers through partnerships and collaborations that have further elevated the brand’s name with younger consumers.

Upon closing of the transaction, which is expected to occur in the fourth quarter of this year subject to customary approvals and conditions and to IIAC’s shareholders’ vote, the Zegna family will continue to control the Company with a stake of approximately 62%. Based on the transaction value, the merged entity will have an anticipated initial enterprise value of $3.2 billion with an expected market capitalization of

$2.5 billion1.

Andrea C. Bonomi, Founder of Investindustrial and Chairman of the Industrial Advisory Board, said: “For over thirty years, Investindustrial has invested in and supported both growing and leading Italian brands. We believe in the strength of Made in Italy, which has always been recognized worldwide for quality, craftsmanship, and innovation. With Zegna we identified a group that also includes both a strong family heritage and a leading position in sustainability – one of the pillars in Investindustrial’s investment strategy. We are supporting the Zegna Group with a long-term commitment and a significant investment    to back the Company’s ongoing expansion and growth, with the goal of spreading Zegna’s unparalleled heritage and luxury craftmanship more broadly to customers around the world.

[1]

Initial enterprise value, expected market capitalization at listing and the Zegna family’s stake all incorporate the impact of the 50% Sponsor promote shares and management grants shares to be issued at closing of the transaction and assume: a) no redemptions from current IIAC shareholders; b) a price of $10.00 per share at closing of the transaction; c) no impact from private and public warrants outstanding (given they become exercisable at $11.50 per share).

Sergio Ermotti, Chairman of Investindustrial Acquisition Corp., said: “Our special purpose acquisition corporation was created for transactions like this one: taking public a well managed company with strong fundamentals and growth potential like Zegna. Our goal now is to support Zegna in this important new chapter of its history while opening the opportunity to the public to invest in one of the last great iconic independent luxury brands.”

On July 18, 2021, IIAC (NYSE: IIAC) entered into a definitive agreement to combine with Zegna with a combination of stock and cash financing. The transaction is expected to deliver approximately $880 million of gross proceeds2, consisting of IIAC’s $403 million cash held in trust, a fully committed $250 million PIPE – which, in light of strong investor demand, was upsized by $50m vs the original target amount – and approximately $225 million3 in a forward purchase agreement with Strategic Holding Group S.à.r.l., an independently managed investment subsidiary of Investindustrial VII L.P. (“SSH”). Under the forward purchase agreement, SSH will invest approximately $225 million3 which, together with relevant Sponsor promote shares4, will provide them with circa 11% of the Company. SSH’s investment will be subject to a lock-up of up to 3 years, demonstrating their strong commitment to the Company and alignment with the Zegna family.

The PIPE has attracted strong interest from a diverse group of high profile institutional investors, including a large commitment by a leading US-based global asset manager. The PIPE saw the participation of several of the most prominent names in the luxury industry, alongside the support of members of Zegna’s Board of Directors and the Group’s Executives. The combination of the investors participating in the PIPE and IIAC shareholder register provides a well diversified and high profile investor base which will help consolidate Zegna’s success in the public equity markets.

The Boards of Directors of both IIAC and Zegna have each unanimously approved the proposed transaction, which is expected to close by the fourth quarter of 2021, subject to customary approvals and conditions and to IIAC’s shareholders’ vote.

Advisors

UBS Investment Bank is acting as exclusive financial advisor to Ermenegildo Zegna Group with a team led by UBS Italy Country Head Riccardo Mulone, and as co-lead placement agent on the PIPE. Sullivan & Cromwell is acting as legal advisor to Ermenegildo Zegna Group. Deutsche Bank, Goldman Sachs Bank Europe, SE—Succursale Italiana, JP Morgan Securities Plc and Mediobanca are acting as financial advisors to Investindustrial Acquisition Corp. Deutsche Bank, Goldman Sachs & Co.LLC and JP

[2]	Assuming no redemptions from current IIAC shareholders
[3]	$225m are an illustrative dollar equivalent, for simplification purposes, while the actual forward purchase agreement is denominated in euro
[4]

At closing of the transaction, Investindustrial will receive 5.03 million newly issued shares as part of the Sponsor promote shares agreed to in the Business Combination Agreement. This amount represents 50% of the total Sponsor promote shares, the remainder of which will be subject to vesting conditions detailed in the Business Combination Agreement.

Morgan Securities Plc are acting as co-lead placement agents on the PIPE. Mediobanca is providing a fairness opinion to Investindustrial Acquisition Corp.’s Board of Directors. Chiomenti and Kirkland & Ellis are acting as legal advisor to Investindustrial Acquisition Corp. Shearman & Sterling is acting as legal advisor to the placement agents.

About Ermenegildo Zegna Group

Rooted in the future, the Ermenegildo Zegna Group is a leading global luxury group, internationally recognised for the excellent quality and designs of its brands Zegna and Thom Browne and the noble fabrics and fibres by means of the in-house entirely Made in Italy Luxury Textile and Manufacturing Laboratory Platform. Founded as a fabric maker in 1910 by Ermenegildo Zegna in Trivero, Italy, the Group continues to be led by the third and fourth generations of the Zegna family, driven by the founder’s pioneering commitment to sustainability, responsibility towards the environment, the communities and the territory which finds its living path in Oasi Zegna, a 100 square kilometer natural park surrounding Lanificio Zegna. A vertically integrated supply chain, encompassing sheep farms, textile mills and factories, is at the heart of the Group’s dedication to quality, craftsmanship, and innovation. Engineer of the world’s finest wool fabrics and partner of choice for hi-end international luxury brands, through the owned textile platform, Ermenegildo Zegna Group includes historic Italian companies that are among the highest quality suppliers in the luxury industry. Managed by Gildo Zegna as CEO, Zegna Group designs, creates and distributes luxury menswear and accessories under Zegna brand and womenswear, menswear and accessories under Thom Browne brand to over 500 stores, of which 296 DOS, in 80 countries around the world, remaining committed to leveraging its rich heritage to build a better present and future.

About Investindustrial Acquisition Corp.

IIAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company is sponsored by Investindustrial Acquisition Corp. L.P. (the “Sponsor”), a limited partnership whose majority investor is an independently managed investment subsidiary of Investindustrial VII L.P..

About Investindustrial

Investindustrial is a leading European group of independently managed investment, holding and advisory companies with €11 billion of raised fund capital. With ESG principles deeply embedded into the Firm’s core approach, Investindustrial has a 30-year history of providing mid-market companies capital, industrial expertise, operational focus, and global platforms to accelerate sustainable value creation and international expansion. Additional information is available at www.investindustrial.com.

For additional information, please visit https://www.zegnagroup.com/en/news/

Contacts

Media

Ermenegildo Zegna Group

Domenico Galluccio

+39 335 5387288

Brunswick Group

Brendan Riley / Darren McDermott / Lidia Fornasiero

+1 (917) 755-1454 / +1 (917) 345-3621 / +39 335 6078082

Investindustrial & Investindustrial Acquisition Corp.

Maitland

David Sturken / Jonathan Cook

+44 (0) 7990 595 913 / +44 (0) 7730 777 865

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act that are based on beliefs and assumptions and on information currently available to Zegna and IIAC. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans as they relate to the proposed transaction, are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although each of Zegna and IIAC believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of Zegna and IIACcaution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form F-4 relating to the proposed transaction, which is expected to be filed by Zegna with the SEC and other documents filed by Zegna and IIAC from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside Zegna’s and IIAC’s control and are difficult to predict. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, including the timing and structure of the transaction, the proceeds of the transaction and the benefits of the transaction. Neither Zegna nor IIAC can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the risk that the transaction may not be completed in a timely manner or at all, the ability to complete the business combination due to the failure to obtain approval from IIAC’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement or the termination of any PIPE investor’s subscription agreement, the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination, the ability to recognize the anticipated benefits of the business combination, including as a result of a delay in consummating the transaction, the amount of redemption requests made by IIAC’s public shareholders, costs related to the transaction, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, general economic, political and business conditions, applicable taxes, inflation, interest rates and the regulatory environment, the risk that Zegna may not be able to maintain the recognition, integrity or reputation of its brands or is unable to anticipate trends and identify and respond to new and changing consumer preferences, Zegna’s failure to implement its strategy, any disruption in Zegna’s manufacturing and logistics facilities, fluctuations in the price or quality of, or disruptions in the availability of, raw materials used in Zegna’s products, Zegna’s inability to negotiate, maintain or renew its license agreements and strategic alliances, the outcome of any potential litigation, government or regulatory proceedings, changes in macro-economic conditions and tourist traffic and demand, Zegna’s ability to retain certain key personnel and craftsmen, any disruption in Zegna’s information technology, including as a result of cybercrimes, Zegna’s competitive position, risks related to Zegna’s management team’s limited experience in managing a public company, Zegna’s intellectual property position, including its ability to protect and maintain its intellectual property rights, fluctuations in foreign currency exchange rates that could result in currency transaction losses that negatively impact Zegna’s financial results and the anticipated transaction proceed uses and sources, the ability of the combined company to grow and manage growth profitably and retain its key employees, the inability to obtain or maintain the listing of the combined company’s securities on the New York Stock Exchange following the business combination, the impact of the global COVID-19 pandemic on any of the foregoing, and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form F-4 to be filed by Zegna with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K for year ended December 31, 2020 of IIAC and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Zegna, IIAC, their respective directors, officers or employees or any other person that Zegna and IIAC will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this communication represent the views of Zegna and IIAC as of the date of this communication. Subsequent events and developments may cause that view to change. However, while

Zegna and IIAC may elect to update these forward-looking statements at some point in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Zegna or IIAC as of any date subsequent to the date of this communication.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, Zegna expects to file a registration statement on Form F-4 with the SEC that will include a prospectus with respect to the Company’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the shareholder meeting of IIAC to vote on the proposed transaction. Shareholders of IIAC and other interested persons are urged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about Zegna, IIAC and the proposed transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of IIAC as of a record date to be established for voting on the proposed transaction. Once available, shareholders of IIAC will also be able to obtain a copy of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Investindustrial Acquisition Corp., Suite 1, 3rd Floor, 11-12 St James’s Square London, United Kingdom SW1Y 4LB. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, and other documents filed with the SEC can also be obtained, without charge, at the SEC’s website

(www.sec.gov).

Participants in the Solicitation

Zegna and IIAC and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of IIAC and their ownership is set forth in IIAC’s filings with the SEC, including its Form 10-K for the year ended December 31, 2020 and subsequent filings on Form 10-Q and Form 4. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the IIAC shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Investindustrial Acquisition Corp., Suite 1, 3rd Floor, 11-12 St James’s Square London, United Kingdom SW1Y 4LB.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Zegna or IIAC, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Website

Please note that any hyperlink or website mentioned hereto, and information and links contained therein are not part of this communication and should not be considered as incorporated by reference hereto.

Other relevant information

The general partners and investment managers of the Investindustrial group, as applicable, manage the funds in the interest of the limited partners and therefore in an autonomous and independent manner from the other group companies. Investments and divestments are made (and shares in portfolio companies are held) by the applicable investment or holding company. Decisions over investments and divestments, including the exercise of the voting rights over the shares of the portfolio companies, are made by the applicable investment or holding company board of directors in an autonomous and independent manner from the other group companies, and in adherence with the applicable corporate governance rules and by-laws. It is the responsibility of the management of each portfolio company to operate the company on a day-to-day basis.